Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest income	$8,405	7,571	16,481	15,302
Interest expense	1,045	1,272	2,143	2,594
Net interest income	7,360	6,299	14,338	12,708
Provision for loan losses	42	91	191	306
Net interest income after provision	7,318	6,208	14,147	12,402
Non-interest income	2,178	1,755	4,685	4,091
Non-interest expense	6,324	5,330	13,415	10,778
Income before income taxes	3,172	2,633	5,417	5,715
Provision for income taxes	824	646	1,341	1,451
Net income	$2,348	1,987	4,076	4,264

Dividends per common share	$0.16	0.16	0.32	0.32

Earnings per common share:
Basic	$0.31	0.30	0.54	0.64
Diluted	0.30	0.29	0.53	0.63

Average shares outstanding:
Basic	7,627,900	6,713,847	7,570,817	6,710,062
Diluted	7,759,438	6,789,776	7,686,890	6,784,614

Selected Financial Ratios:
Return on average assets	0.99%	0.98%	0.88%	1.07%
Return on average equity	9.91%	9.96%	8.75%	10.77%
Dividend payout ratio	51.61%	53.33%	59.26%	50.00%
Net interest margin (tax equivalent)	3.54%	3.52%	3.54%	3.61%

Selected Balance Sheet Items	June 30, 2013	December 31, 2012
Investment securities	$304,934	276,970

Loans	556,314	453,783
Less allowance for loan losses	3,426	3,437
Net loans	552,888	450,346

Total assets	945,510	788,637
Total deposits	800,813	671,471
Short-term borrowings	36,272	13,756
Long-term debt	12,788	13,705
Total shareholders’ equity	90,229	82,006

Shares outstanding at period end	7,633,679	6,731,900

Book value per share	$11.82	12.18
Tangible book value per share	9.64	11.29
Equity to assets ratio	9.54%	10.40%

Assets Under Management
LCNB Corp. total assets	$945,510	788,637
Trust and investments (fair value)	248,399	221,558
Mortgage loans serviced	91,419	71,568
Business cash management	7,037	6,673
Brokerage accounts (fair value)	106,856	96,424
Total assets managed	$1,399,221	1,184,860